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Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT BETWEEN
RICHARD G. LUBIC AND USA BROADBAND, INC.

        This Management Service Agreement is by and between DL COMMUNICATIONS, INC., a Nevada corporation ("DL"), and USA BROADBAND, INC., a Delaware corporation ("USA"), and is an Addendum to the Employment Agreement dated January 17, 2003 by and between RICHARD G. LUBIC ("LUBIC") and USA BROADBAND, INC., a Delaware corporation ("USA") and its various subsidiaries currently existing or to be formed including Cable California SA de CV, a Mexican corporation.

        LUBIC shall also be appointed as Chairman of the Board of Directors of USA.

        A copy of the Employment Agreement between USA and LUBIC is attached.

        This Agreement for services of LUBIC shall be for a period of three (3) years with all compensation for said Management Services (Employment Agreement) to be paid to:

  DL Communications, Inc.
  9420 Angel Fish Drive
  Las Vegas, Nevada 89117

($250,000 per annum payable twice monthly on the 1st and 15th day of the month @ $10,417.00 twice for a total management payment of $20,833.33 per month).

        Note: Any services performed by Lubic prior to the funding of USA in an amount of no less than $1 million shall be compensated by payment to DL Communications, Inc. of the sum of $2,500 per day, plus any [illegible] business expenses.

        Payment shall commence upon USA receiving additional funding in an amount of no less than $1 million.

Dated this 12th day February, 2003.

DL COMMUNICATIONS, INC., a Nevada corporation		USA BROADBAND, INC., a Delaware corporation
By:	/s/ RICHARD G. LUBIC	By:	/s/ GRANT MILLER
	Richard G. Lubic		Grant Miller

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ADDENDUM TO EMPLOYMENT AGREEMENT BETWEEN RICHARD G. LUBIC AND USA BROADBAND, INC.